UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 6, 2005

MIKOHN GAMING CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	00-22752	88-0218876
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

920 Pilot Road, P.O. Box 98686 Las Vegas, NV	89119-8686
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

(702) 896-3890

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On May 6, 2005, Mikohn Gaming Corporation, a Nevada corporation doing business as Progressive Gaming International Corporation (the “Company”), entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with MSG Acquisition, LLC, a Delaware limited liability company now known as Mikohn Signs and Graphics, LLC (the “Buyer”), relating to a sale by the Company of substantially all of its assets used in the Company’s signs, display and slot glass business (the “Business”). The Buyer is an entity formed by Valor Equity Partners L.P. for purposes of facilitating the purchase of the assets. As between them, the Company and the Buyer agreed that the Asset Purchase Agreement would be deemed effective as of May 2, 2005.

The Asset Purchase Agreement contains certain representations and warranties of the Company and the Buyer, including Company representations regarding the accuracy of financial statements related to the Business and the historical working capital requirements of the Business. Covenants in the Asset Purchase Agreement include those related to the Company’s planned corporate name change, the transfer of certain trademark rights related to the Mikohn name to Buyer, and Buyer’s use of the name Mikohn in its business. Subject to certain conditions and limitations, the Company and the Buyer each agreed to indemnify the other for breaches of representations and warranties, covenants and other obligations under the Asset Purchase Agreement and related documents, in addition to certain other matters. The Company has agreed to not compete with the Business for a period of five (5) years.

The sale of assets pursuant to the Asset Purchase Agreement was completed on May 6, 2005. However, the Company and the Buyer agreed that, as between them, the closing of the sale of assets would be deemed effective as of May 2, 2005. Net cash proceeds received by the Company from the sale of the assets were approximately $11 million. The Company also received a minority equity interest in Buyer. The cash portion of the purchase price was based on the assumption that the net working capital of the Business was a specified amount on May 2, 2005, and will be adjusted based on any working capital deficit/surplus below or above this amount.

Item 9.01 Financial Statements and Exhibits.

(b) Pro forma financial information.

The required unaudited pro forma financial information for the fiscal year ended December 31, 2004 and as of and for the three months ended March 31, 2005 is included as Exhibit 99.1 and hereby incorporated by reference.

(c) Exhibits.

99.1	Pro forma financial information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIKOHN GAMING CORPORATION
Date: May 12, 2005
/s/ Michael A. Sicuro
Michael A. Sicuro Executive Vice President, Chief Financial Officer, Treasurer and Secretary